Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Prospectus Supplement of IndyMac MBS Inc., for the registration of Home Equity Mortgage Loan Asset-Backed Trust, Series INDS 2006-2B, in the registration statement on Form S-3 (No. 333-132042) and to the incorporation by reference therein of our report dated January 23, 2006, with respect to the consolidated financial statements of Financial Guaranty Insurance Company and its subsidiaries, appearing in the Form 8-K of IndyMac MBS, Inc. dated September 15, 2006 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
Dated: September 15, 2006